ChannelAdvisor Announces Preliminary Fourth Quarter 2014 Revenue Results

Research Triangle Park, NC - January 12, 2015 - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to increase global sales, today announced preliminary revenue results for the quarter ended December 31, 2014.

Based on information available as of the date of this release, ChannelAdvisor expects revenue for the fourth quarter of 2014 to be approximately $23.7 million, compared to the prior guidance of revenue in the range of $25.6 to $26.1 million. These results are preliminary and unaudited and are subject to change based on the completion of the company's normal quarter and year-end review process. As a result, these preliminary results may be different from the actual results that will be reflected in ChannelAdvisor’s consolidated financial statements for the quarter ended December 31, 2014 when they are released.

“We are disappointed that the fourth quarter did not meet our guidance. We saw an unusual shift of gross merchandise volume (GMV) to larger customers this holiday season at the expense of smaller customers. Because larger customers enjoy volume discounts in the form of lower take rates, this shift translated to lower variable subscription revenue, even though overall GMV increased 31% year over year for the fourth quarter,” said Scot Wingo, CEO of ChannelAdvisor.  “This resulted in fixed subscription revenue for the fourth quarter growing approximately 27% while variable subscription revenue decreased approximately 5% compared to a year ago. Despite this, we believe our fundamental value proposition, position in the market, and opportunities for continued growth remain intact. As fixed subscriptions grow as a percentage of overall revenue, we expect our overall visibility to improve as we look to continued growth in 2015. I want to emphasize that these financial results are preliminary and subject to change based on the completion of our normal quarter-end review process. We will provide additional financial details and customary metrics on our quarterly earnings call scheduled for February 5.”

ChannelAdvisor Preliminary Results Conference Call Information

What:	ChannelAdvisor Preliminary Financial Results Conference Call
When:	Monday, January 12, 2015
Time:	5:00 p.m. ET
Live Call:	(800) 901-5241, Passcode 40013680, Domestic
(617) 786-2963, Passcode 40013680, International
Webcast:	http://ir.channeladvisor.com (live and replay)

ChannelAdvisor to Announce Final Fourth Quarter and Full Year 2014 Financial Results

What:	ChannelAdvisor Fourth Quarter and Full Year 2014 Financial Results Conference Call
When:	Thursday, February 5, 2015
Time:	4:30 p.m. ET
Live Call:	(866) 700-6293, Passcode 91361433, Domestic
(617) 213-8835, Passcode 91361433, International
Webcast:	http://ir.channeladvisor.com (live and replay)

About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable online retailers and manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses. For more information, visit www.channeladvisor.com.

Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our anticipated fourth quarter financial results, our financial outlook and guidance and expectations regarding our growth and that of the e-commerce industry. These forward-looking statements are made as of the date of this release and are based on preliminary financial results and current expectations, estimates, forecasts and projections, as well as the current beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond ChannelAdvisor’s control. ChannelAdvisor’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, changes resulting from the completion of the normal quarter and year-end review process, as well as risks detailed in ChannelAdvisor’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as well as other documents that may be filed by ChannelAdvisor from time to time with the Securities and Exchange Commission. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://ir.channeladvisor.com. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our reliance for a significant portion of our revenue on sales by our customers on the Amazon and eBay marketplaces and through advertisements on Google; our ability to respond to rapid changes in channel technologies or requirements; our ability to compete successfully against current and future competitors, which could include the channels themselves; our reliance in part on a pricing model under which a portion of the subscription fees we receive from customers is variable, based upon the amount of transaction volume that those customers process through our platform; our reliance on two non-redundant data centers to deliver our SaaS solutions; the potential that the e-commerce market does not grow, or grows more slowly than we expect, particularly on the channels that our solutions support; challenges and risks associated with our increasing international operations; and security or privacy breaches. The forward-looking statements included in this press release represent ChannelAdvisor’s views as of the date of this press release. ChannelAdvisor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, these forward-looking statements should not be relied upon as representing ChannelAdvisor’s views as of any date subsequent to the date of this press release.
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Media Contact:
Jordan Smith
ChannelAdvisor Corporation
jordan.smith@channeladvisor.com
919-582-6813
Investor Contact:
Garo Toomajanian
ICR, LLC
ir@channeladvisor.com
919-228-2003